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EXHIBIT 3.2


                                 PROMISSORY NOTE


$________                                                     New York, New York
                                                              October 31, 2000


         FOR VALUE RECEIVED, the undersigned, ________ (herein referred to as "Maker"), promises to pay to the order of Millennium Direct, Inc. (herein referred to as "Payee") c/o Bondy & Schloss LLP, at its offices at 6 East 43rd Street, New York, New York 10017, or at such other place as the Payee may designate, the principal sum of ________ Dollars ($_____.00), or so much of the principal balance of this Note as may be outstanding and unpaid from time to time, plus interest at the rate per annum of ten (10%) percent.

         MAKER COVENANTS AND AGREES WITH PAYEE THE FOLLOWING:

                  1. Maker will pay the indebtedness evidenced by this Note as provided herein.

                  2. Payment shall be made payable to and delivered to "Bondy & Schloss LLP, as Escrow Agent for Millennium Direct, Inc.", 6 East 43rd Street, New York, New York 10017 or such other address as Payee shall designate in writing.

                  3. Unless demand for payment is earlier made, all accrued interest plus any outstanding principal balance shall be due and payable no later than January 31, 2001 ("Payment Date").

                  4. In the event any payment due hereunder shall not be paid on the Payment Date, such payment shall bear interest at the lesser of eighteen (18%) percent per annum or the highest lawful rate permitted under applicable law, from the Payment Date until paid. This paragraph shall not be deemed to extend or otherwise modify or amend the Payment Date hereunder. The obligations of Maker under this Note are subject to the limitation that payments of interest shall not be required to the extent that the charging of or the receipt of any such payment by Payee would be contrary to the provisions of law applicable to Payee limiting the maximum rate of interest which may be charged or collected by Payee.

                  5. If any proceedings be instituted by or against Maker alleging that Maker is insolvent, unable to pay his debts as they mature, or not generally paying his debts as such debts become due; or if proceedings be instituted by or against Maker under the Federal Bankruptcy Code or any successor statute; or if any proceeding be instituted seeking the appointment of a receiver or trustee for all or any portion of Debtor's property; or if any proceeding affecting the rights of creditors generally be instituted by or against Maker, this Note without demand or notice of any kind, immediately shall become due and payable. This paragraph is in addition to and in no way is a limitation upon the other rights of Payee under this Note, or any other instrument or agreement






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between Payee and Maker, or applicable law.


                  6. In case this Note is collected by or through an attorney-at-law, all costs of collection, including reasonable attorney's fees shall be paid by Maker.

                  7. Maker hereby waives presentment for payment, demand, protest, notice of protest, notice of nonpayment, and notice of dishonor of this Note. Maker consents that the holder of this Note at any time may extend the time of payment of all or any part of the indebtedness secured hereby, or may grant any other indulgences.

         8. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change, modification, termination, waiver, or discharge is sought. This Note shall be construed and enforced in accordance with the laws of the State of New York. The undersigned hereby consents to the in personam jurisdiction of the courts of the State of New York. Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this guaranty.


                  IN WITNESS WHEREOF Maker has caused this Promissory Note to be duly executed and has delivered this Note to Payee, on the date first above written.

                                       [Maker]


                                       _____________________________
                                            (Signature)


                                       _____________________________
                                            (Print Name)



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